Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this registration statement on Form S-8 of our report dated September 12, 2024 (February 3, 2025, as to the effects of the reverse stock split discussed in Note 16), relating to the financial statements of Sionna Therapeutics, Inc., appearing in registration statement No. 333-284352 on Form S-1 of Sionna Therapeutics, Inc.

/s/ Deloitte & Touche LLP
Boston, Massachusetts
February 6, 2025